                                                              Exhibit h(5)(J)(i)

         ASSIGNMENT OF AND AMENDMENT #1 TO PARTICIPATION AGREEMENT AMONG

                  ING INVESTORS TRUST (formerly THE GCG TRUST)

                             DIRECTED SERVICES, INC.

                                       and

                     SECURITY EQUITY LIFE INSURANCE COMPANY

     WHEREAS, SECURITY EQUITY LIFE INSURANCE COMPANY (the "Company"), ING INVESTORS TRUST, formerly THE GCG TRUST (the "Fund") and DIRECTED SERVICES, INC. ("Underwriter") have previously entered into a Participation Agreement effective October 13, 1994 (the "Agreement"); and

     WHEREAS, the Company has agreed to merge with and into Metropolitan Life Insurance Company, a New York corporation with its principal place of business at One Madison Avenue, New York, New York 10010 ("MetLife"); and

     WHEREAS, by operation of law as a result of the merger, MetLife will assume ownership of the assets in the Company's segregated asset accounts, identified in Schedule A to the Agreement (the "Accounts"), and will assume all of the Company's liabilities and obligations under the variable life insurance policies and variable annuity contracts issued by the Company and the Accounts; and

     WHEREAS, the Company desires to assign, and MetLife desires to assume, all of the Company's interests, rights and obligations under the Agreement; and

     WHEREAS, Section 13.8 of the Agreement provides generally that the Agreement may not be assigned without the prior written consent of the Company, the Fund and the Underwriter; and

     WHEREAS, the parties wish to amend and restate Schedules A of the Agreement.

     NOW, THEREFORE, the parties hereto agree to the following:

     1. The Company, the Fund and the Underwriter consent to the assignment to MetLife of all of the Company's interests, rights and obligations under the Agreement, effective as of the date the Company merges with and into MetLife.

     2. MetLife agrees to assume all of the Company's interests, rights and obligations under the Agreement, effective as of the date the Company merges with and into MetLife.

     3. The Agreement is amended so that each reference to "Security Equity Life Insurance Company" or "the Company" is now a reference to MetLife.

     4. Schedule A is amended in its entirety, as attached hereto and incorporated herein.

     IN WITNESS WHEREOF, we have set our hands as of the 31ST day of OCTOBER, 2003.

SECURITY EQUITY LIFE INSURANCE        METROPOLITAN LIFE INSURANCE
COMPANY                               COMPANY


By:    /s/ Anthony J. Williamson      By:    /s/ Anthony J. Williamson
       ----------------------------          -----------------------------------
Name:  Anthony J. Williamson          Name:  Anthony J. Williamson
       ----------------------------          -----------------------------------

Title: Vice President and Treasurer   Title: Senior Vice President and Treasurer
       ----------------------------          -----------------------------------

ING INVESTORS TRUST                   DIRECTED SERVICES, INC.


By:    /s/ Michael J. Roland          By:           /s/ David L. Jacobson
       ----------------------------          -----------------------------------
Name:  Michael J. Roland              Name:           David L. Jacobson
                                             -----------------------------------
Title: Executive Vice President       Title:                SVP
                                             -----------------------------------

                                   Schedule A

                                    Accounts

ACCOUNT     DATE ESTABLISHED             CORRESPONDING PORTFOLIO
---------   -----------------------      ---------------------------------------
   4        March, 1994                  Emerging Markets

   5        March, 1994                  Limited Maturity Bond

   6        March, 1994                  Liquid Asset